Sproule Associates Inc.

Geological and Petroleum Engineering Consultants

Executive Officers, Managers and Associates
R.H. Crowther*, B.S., P.Eng., *President*
R.K. MacLeod*, B.S., P.Eng., *Executive Vice President*
H.J. Helwerda*, D.Sc., P.Eng., *Vice President, Engineering Canada and U.S.*
K.P. McDonald, C.A., *Controller*

*Director

L.S. O'Connor, B.S., C.P.G., *Manager, Denver*
J.W. Arsenault, B.S. Eng., *Denver*
J.R. Schille, Ph.D., P.E., *Denver*

Ref.: 3398.20527,20550

January 10, 2007

The Securities and Exchange Commission

Re: Georgia Exploration, Inc. SEC Form 8K dated January 3, 2007 (the "8K")

Dear Sirs:

We refer to our reports entitled "Evaluation of the Oil & Natural Gas Reserves, St. Martinville Field, St. Martin Parish, Louisiana (Effective March 1, 2006)", and "Evaluation of the Oil & Natural Gas Reserves, Oakcrest Prospect, Wharton County, Texas, Wharton Resources Limited (Effective March 1, 2006); (the "Reports"); incorporated by reference in the 8K.

We hereby consent to the use of our name and references to excerpts from the Reports in the 8K.

We have read the 8K and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within our knowledge as a result of the preparation of our Reports.

Sincerely,

R. Keith MacLeod, P.Eng.
Executive Vice-President

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900, 140 Fourth Ave SW, Calgary AB T2P 3N3 Canada; Tel: (403) 294-5500, Fax: (403) 294-5590
1675 Broadway, Suite 1130, Denver CO 80202 U.S.A.; Tel: (303) 592-8770, Fax: (303) 592-8771
Toll Free: 1-877-777-6135
info@sproule.com, www.sproule.com